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                                                                  EXHIBIT 99C

                                                                  PRESS RELEASE

    IMS WINS VLSI RESEARCH'S 10 BEST AWARD AS NUMBER ONE PURE TEST COMPANY FOR AN UNPRECEDENTED 4TH CONSECUTIVE YEAR.

BEAVERTON, Ore.--(BUSINESS WIRE)--June 18, 1997

         IMS CUSTOMER SATISFACTION CONSIDERED FINEST IN THE TEST INDUSTRY AS INDEPENDENTLY MEASURED BY CUSTOMERS.

Integrated Measurement Systems, Inc. (NASDAQ: IMSC) today announced that, for the fourth consecutive year, it has received the VLSI Research Inc. 10 BEST Award for Test and Material Handling Equipment in Customer Satisfaction. These awards are presented annually to semiconductor manufacturing equipment suppliers who achieve overall excellence in ratings by their customers.

Jerry Hutcheson, CEO of VLSI Research, commented that, "IMS CONTINUES TO BE AMONG THE TOP RANKED TEST COMPANIES. THEY HAVE DEMONSTRATED THEIR ABILITY TO BUILD STRONG CUSTOMER RELATIONSHIPS, MEET CHANGING CUSTOMER NEEDS AND TO STRIVE FOR EXCELLENCE IN CUSTOMER SATISFACTION AND SUPPORT. WE AT VLSI RESEARCH CONGRATULATE IMS ON ITS #1 RATING IN THE TEST INDUSTRY".

IMS prides itself on its leadership role in customer service and support. Regarding the company's selection as #1 in pure test, Keith Barnes, IMS' President and Chief Executive Officer, stated, "WE ARE EXTREMELY GRATIFIED AT THE HIGH LEVEL OF CONFIDENCE AND RECOGNITION FROM OUR CUSTOMERS. THE VLSI RESEARCH CUSTOMER SATISFACTION SURVEY PROVIDES AN EXCELLENT FORUM FOR OUR CUSTOMERS TO INDEPENDENTLY RATE OUR PERFORMANCE IN SEVERAL CATEGORIES OF SERVICE. WE BELIEVE THAT THE 10 BEST AWARD VALIDATES OUR COMPLETE COMMITMENT TO QUALITY AND CUSTOMER SATISFACTION".

IMS HAS WON 5 VLSI RESEARCH 10 BEST AWARDS IN THE PAST 5 YEARS. Integrated Measurement Systems has appeared in the VLSI Research's 10 BEST List over the last 5 years beginning in 1992, and has been the #1 rated pure test company for the past 4 years in a row. The 10 BEST awards have been presented by VLSI Research since 1988. IMS and other semiconductor manufacturing equipment suppliers compete in the category called Suppliers of Test and Material Handling Equipment.

Below is this year's award winner data:

                                 1997 USERS' RATINGS
                   SUPPLIERS OF TEST & MATERIAL HANDLING EQUIPMENT

                                                  Rating On a       10 BEST
                    Company                       Scale of 10     Appearances
                    -------                       -----------     -----------
 INTEGRATED MEASUREMENT SYSTEMS, INC.                8.36              5
 Tokyo Seimitsu Co., Ltd.                            7.74              2
 Teradyne, Inc.                                      7.71              9
 Hewlett-Packard Company                             7.67              6
 Advantest                                           7.43              9
 Tokyo Electron Limited                              7.29              4
 Schlumberger ATE                                    7.29              6
 Electroglas, Inc.                                   7.16              6
 LTX Corporation                                     6.37              7
 Ando Electric., Ltd.                                6.07              1

IMS SCORES HIGH IN PRODUCT PERFORMANCE AND QUALITY. In compiling data for the 10 BEST Customer Satisfaction awards, VLSI Research sends more than 50,000 questionnaires in six languages to semiconductor


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companies worldwide. Users of semiconductor capital equipment were asked to rate their suppliers in eight categories which exemplify a supplier's relationship with customers and the users satisfaction with that relationship. IMS finished in the top position in seven of the eight categories. These categories included three measures of equipment performance, for which IMS received an 8.3 for Product Performance and 8.6 for Quality of Results, and five measures of customer service including process support, software support, technical leadership, service after sales and the vendor's overall commitment to support its customers' needs.
_____________________________________________________
ABOUT INTEGRATED MEASUREMENT SYSTEMS, INC. (IMS)

IMS is a recognized world leader in the manufacturer, sales and service of a diverse, quality product line of Engineering Test Stations and Virtual Test Software which provide cost-effective solutions to reduce the time required to test and verify complex electronic circuits. IMS markets and supports its products globally through U.S. sales offices, independent international distributors and dedicated sales personnel employed by affiliated companies. IMS is an award winning company in customer service and support. For the past four years, IMS has been rated #1 pure test company in VLSI Research's 10 BEST Customer Satisfaction Survey of Test and Material Handling Equipment Companies. IMS is listed on the NASDAQ National Market under the symbol IMSC. For more information, contact IMS at 9525 S.W. Gemini Drive, Beaverton, Oregon 97008.
Telephone: (503) 626-7117 or (800) 879-7117 or visit our Web site at www.ims.com

___________________________________________________________
ABOUT VLSI RESEARCH, INC.

VLSI Research Inc. is considered the leading authority on trends and issues in the high technology electronics industry in general and in the semiconductor industry in particular. Besides the annual 10 BEST List of Suppliers of Semiconductor Manufacturing Equipment, VLSI Research produces subscription services for The Industry Pulse, The Memory Bank, Emerging ICs, and the VLSI manufacturing Outlook. Media inquiries are invited. Call (408) 453-8844, Fax
(408) 437--0608, or write: VLSI Research Inc., 1754 Technology Drive, Suite 117, San Jose, CA. 95110